PROMISSORY NOTE

$455,000                                                     June 29, 2006

     FOR GOOD AND VALUABLE CONSIDERATION, D. DAVID COHEN (the "Borrower") promises to pay to CHARLES AYERS (the "Lender") the principal sum of Four Hundred Fifty Five Thousand ($455,000) Dollars, with interest thereon as hereinafter provided.

     1.     Payment Terms.
            -------------

     (i) No principal or interest payments shall be due during the six months period ending December 31, 2006. During such period, the Borrower may satisfy the obligations due hereunder by assigning and delivering to the Lender One Million Three Hundred Thousand Two Hundred and Twelve (1,300,212) Shares (the "Unioil Shares") of the Common Stock of Unioil Corporation ("Unioil"). The Lender is the President and Chief Executive Officer of Unioil, and agrees to accept such Shares as payment in full of the Note, if so tendered.

     (ii) If the Note is not prepaid or satisfied on or before December 31, 2006, the principal amount of the Note shall be paid in twenty-three (23) monthly installments as follows: the first twenty-two (22) monthly installments shall each be in the amount of Twenty Thousand ($20,000) Dollars, due on the 29th day of January, 2007, and the 29th day of each month thereafter through October, 2008 and one final principal installment of Fifteen Thousand ($15,000) Dollars due on the 29th day of November, 2008. Payment of interest shall be in one interest payment due on the 29th day of December, 2008 equal to interest at the rate actually incurred by Lender on a loan arranged by Lender with Harold Talley, calculated on the average principal amount outstanding hereunder from June 29, 2006 until the date of payment in full, multiplied by the term outstanding (360 days equals one year; 30 days equals one month).

     (iii) The Note may be paid or prepaid at any time without penalty or premium. Prepayments shall be applied to installments in the order due and not in the inverse order.

     2.     No Security/Related Shares.
            --------------------------

     This Note relates to an unsecured loan. It is not secured by any personal assets of the Borrower.

     Notwithstanding the foregoing, Borrower represents, warrants and covenants that he used the proceeds of the loan to acquire the Unioil Shares; that during the period from the date of this Note until December 31, 2006, he will not sell, transfer or otherwise dispose of the Unioil Shares, or any of them at a per Share price which is higher than Borrower's purchase price plus any carrying costs, including interest on this Note ("Cohen Carrying Cost") and that any proceeds from sale of the Shares at any time that the Note remains outstanding will be applied to the payment or prepayment of this Note, until paid in full.


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         3. Events of Default.
            -----------------

(a) The failure of the Borrower to timely make any principal or interest payment due hereunder when due, and the expiration of sixty (60) days thereafter shall constitute an "Event of Default. In addition, the following acts shall also constitute an "Event of Default" whether or not payments have been timely made hereunder:

         (i) A sale or other disposition by Borrower of any of the Unioil Shares without application of the proceeds to prepayment of this Note until paid in full;

Lender  may  promptly   give  fifteen  (15) days written  notice to the Borrower
of the occurrence of any Event of Default, together with a written statement from the Lender setting forth the details of the Event of Default.

(b) Upon the occurrence of an Event of Default, and notice thereof, the entire unpaid principal amount of this Note, together with all accrued interest thereon, shall, at the option of the Lender, become immediately due and payable, unless the event constituting the Event of Default has been cured during the notice period.

     4. Remedies. In case any one or more Event of Default shall have occurred and be continuing, the Lender may exercise all remedies permitted by applicable law. No failure or delay on the part of the Lender in exercising any right, power or privilege under this Note and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege the Lender would otherwise have. No notice to, or demand on, the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     5. Waiver of Presentment and Notice of Dishonor. The Borrower and all others who may at any time be liable hereon in any capacity, jointly and severally, waive presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note, and hereby consent to any and all extensions of time, renewals, waivers or modifications that may be granted by the Lender with respect to the payment or other provisions of this Note, and to the release of any collateral securing this Note or any part thereof, with or without substitution, and agree that additional obligors may become parties hereto without notice to the Borrower and without affecting their liability hereunder.

     6. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person, against written receipt therefore, or duly sent by overnight courier, facsimile transmission or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the

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


address  set  forth   below  or  such   other   address  as   may  hereafter  be
designated in writing by the addressee to the addressor listing all parties:

             (a)  If to the Borrower, to:

                  D. David Cohen
                  Attorney at Law
                  Jericho Atrium
                  Suite 133
                  500 No. Broadway
                  Jericho, New York 11753
                  Fax No. 516-933-8454

             (b)  If to the Lender, to:

                  Charles Ayers, Esq.
                  Law Offices of Ayers & Stolte
                  Hamilton Professional Building
                  710 N. Hamilton Building
                  Richmond, VA 23221-2035
                  Fax No. 804-358-6206

All such notices and communications shall be deemed to have been given in the case of (a) facsimile transmission on the date sent, (b) personal delivery on the date of such delivery, (c) overnight courier on the day following delivery to such courier and (d) mailing on the third day after the posting thereof.

     7. Governing Law. The validity, interpretation and enforcement of this Note, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

     8. Payment of Costs and Expenses. In the event enforcement proceedings are required to collect on this Note, the Borrower agrees to pay, in addition to the principal and interest due and payable hereon, all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Lender in order to collect the amounts due hereunder or to protect its interests hereunder, including administration, supervision, preservation, protection of, or realization upon, any property securing payment hereof, including reasonable attorney's fees. The parties stipulate and agree that a reasonable attorneys fee for collection on the Note shall be five percent (5%) of the sums in dispute, in the absence of a showing that greater expenses were actually incurred.

     9. Binding Effect; Successor and Assigns. This Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided

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


that the Borrower may not sell or assign or transfer any of its interest in the Premises, without the prior written consent of the Lender, its successors or assigns.

     10. Severability. If any term, condition, or provision of this Note shall be held to be invalid, illegal or unenforceable in any respect, then in such event the remainder of this Note shall not be affected thereby and it shall remain in full force and effect except with respect to such term, condition, or provision.

     11. Amendments. No provision of this Note may be amended, waived, modified or discharged orally, by course of dealing or otherwise, without a writing signed by the party to be charged with such amendment, waiver, modification or discharge.

     IN WITNESS WHEREOF, the Borrower has executed and delivered this Note, as of the date first written above.

July 20, 2006

                                   By: /s/ D. David Cohen
                                      ---------------------------------
                                        D. David Cohen


Accepted as to Payment Terms



By:      /s/ Charles Ayers
    -----------------------------
        Charles Ayers, Esq.,


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